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News from Aon
Aon Reports Fourth Quarter and Full Year 2024 Results
DUBLIN - January 31, 2025 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2024.

	Fourth Quarter 2024			Full Year 2024
	2024	2023	Change	2024	2023	Change
Total revenue	$4,147	$3,375	23%	$15,698	$13,376	17%
Organic revenue growth (Non-GAAP)			6%			6%
Operating margin	26.3%	23.1%		24.4%	28.3%
Adjusted operating margin (Non-GAAP)	33.3%	33.8%		31.5%	31.6%
Diluted EPS	$3.28	$2.47	33%	$12.49	$12.51	—%
Adjusted EPS (Non-GAAP)	$4.42	$3.89	14%	$15.60	$14.14	10%
Cash provided by operations	$1,200	$1,261	(5)%	$3,035	$3,435	(12)%
Free cash flow (Non-GAAP)	$1,145	$1,212	(6)%	$2,817	$3,183	(11)%
•We closed the year with another strong quarter of performance and delivered an outstanding full year 2024, with 6% Organic revenue growth, strong margins, double-digit adjusted EPS growth and $2.8 billion of Free Cash Flow, with NFP performing inline or better than our business case
•We are introducing 2025 guidance that positions Aon to continue its long-term track record of delivering mid-single-digit or greater Organic revenue growth, adjusted margin expansion, strong adjusted EPS growth and double-digit Free Cash Flow growth
•Our 2025 Free Cash Flow generation is expected to enable us to execute our capital allocation model, including meeting our leverage objective in Q4’25, investing in organic growth and tuck-in M&A, and returning capital to shareholders, including $1 billion in share repurchases
"We ended 2024 with another quarter of strong performance and outstanding execution across all aspects of our strategy,” said Greg Case, CEO. “We generated 6% Organic revenue growth for the fourth quarter and full year, with mid-single digit growth or better across all our solution lines. This top-line strength and continued cost efforts drove strong margins, double-digit EPS growth, and $2.8 billion of free cash flow. As expected, executing our 3x3 Plan creates differentiation in how we serve our clients across Risk Capital and Human Capital, powered by Aon Business Services. As clients navigate increasingly complex market dynamics, demand for our solutions remains strong. We are well-positioned to build on our momentum in 2025 and drive long-term value creation for our colleagues, clients and shareholders.”
Net income attributable to Aon shareholders in the fourth quarter increased 44%, or $3.28 per share on a diluted basis, compared to $2.47 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased 14% to $4.42 on a diluted basis for the quarter, including an unfavorable impact of $0.07 per share if prior year period results were translated at current period foreign exchange rates ("foreign currency translation"), compared to $3.89 in the prior year. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share" on page 11 of this press release.

FOURTH QUARTER 2024 FINANCIAL SUMMARY
Beginning in the fourth quarter, the Company realigned from a single reporting segment to two: Risk Capital and Human Capital. This segmentation will align with how the Company addresses client needs, accelerating its Aon United strategy, and maximizing value for Aon and its shareholders. Risk Capital is comprised of Commercial Risk Solutions and Reinsurance Solutions, while Human Capital is comprised of Health Solutions and Wealth Solutions.
Total revenue in the fourth quarter increased 23% to $4.1 billion compared to the prior year period reflecting acquired revenues from NFP and 6% Organic revenue growth, partially offset by a 1% unfavorable impact from foreign currency translation. Risk Capital revenue increased $299 million, or 13%, to $2.5 billion and Human Capital revenue increased $472 million, or 41% to $1.6 billion.
Total operating expenses in the fourth quarter increased 18% to $3.1 billion compared to the prior year period due primarily to the inclusion of NFP’s ongoing operating expenses, an increase in expense associated with 6% Organic revenue growth, an increase in intangible asset amortization associated with the acquisition of NFP and investments in long-term growth, partially offset by a non-recurring charge in connection with certain settlement expenses in the prior year period and $40 million of restructuring savings realized in the quarter. Risk Capital operating expenses increased $89 million, or 5%, to $1.8 billion and Human Capital operating expenses increased $376 million, or 49%, to $1.1 billion.
Foreign currency translation in the fourth quarter had a $14 million, or $0.06 per share, unfavorable impact on U.S. GAAP net income and a $14 million, or $0.07 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.16 per share, or an approximately $48 million decrease in adjusted operating income, in the first quarter of 2025, and an unfavorable impact of approximately $0.32 per share, or an approximately $96 million decrease in adjusted operating income, for full year 2025.
Effective tax rate for the fourth quarter was 17.6%, compared to 16.7% in the prior year period, primarily driven by changes in the geographical distribution of income. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter of 2024 was 16.7% compared to 18.2% in the prior year period. The primary drivers of the change in the adjusted effective tax rate were the changes in the geographical distribution of income and a net favorable impact from discrete items.
Weighted average diluted shares outstanding increased to 218.3 million in the fourth quarter compared to 202.0 million in the prior year period due to the issuance of 19.0 million shares in the second quarter of 2024 to fund the NFP acquisition. The Company repurchased 0.6 million class A ordinary shares for approximately $200 million in the fourth quarter. As of December 31, 2024, the Company had approximately $2.3 billion of remaining authorization under its share repurchase program.

FULL YEAR 2024 CASH FLOW SUMMARY
The full year 2024 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 10 of this press release.

Cash flows provided by operations for 2024 decreased $400 million, or 12%, to $3.0 billion compared to the prior year period, primarily due to higher cash taxes, and payments related to restructuring, legal settlement expenses, transaction and integration costs, partially offset by strong adjusted operating income growth and working capital improvements.
Free cash flow, defined as cash flow from operations less capital expenditures, decreased 11%, to $2.8 billion in 2024 compared to the prior year, reflecting a decrease in cash flows from operations, partially offset by a $34 million decrease in capital expenditures as spend in the prior year was elevated.
FOURTH QUARTER 2024 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to Organic revenue growth, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 10 of this press release.

	Three Months Ended December 31,
(millions)	2024	2023	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,186	$1,906	15%	(1)%	—%	10%	6%
Reinsurance Solutions	351	332	6	—	—	—	6
Human Capital Revenue:
Health Solutions	1,070	763	40	(1)	—	36	5
Wealth Solutions	542	377	44	1	—	35	8
Eliminations	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,147	$3,375	23%	(1)%	—%	18%	6%
Total revenue increased $772 million, or 23%, to $4.1 billion, compared to the prior year period, reflecting acquired revenues from NFP and Organic revenue growth of 6%, driven by net new business and ongoing strong retention, partially offset by a 1% unfavorable impact from foreign currency translation. Risk Capital revenue increased $299 million, or 13%, to $2.5 billion and Human Capital revenue increased $472 million, or 41%, to $1.6 billion.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 6% reflects mid-single-digit or greater increases across all major geographies driven by net new business and ongoing strong retention. Performance was highlighted by strength in North America core P&C, strong growth internationally and an increase in construction business. Results also reflect a double-digit increase in M&A services. Market impact was flat in the quarter.

Reinsurance Solutions Organic revenue growth of 6% reflects strong growth in the Strategy and Technology Group, as well as strength in treaty, driven by net new business and ongoing strong retention, partially offset by a modest unfavorable market impact. Results also reflect a double-digit increase in insurance-linked securities.

Human Capital

Health Solutions Organic revenue growth of 5% reflects strong growth globally in core health and benefits, driven by net new business and ongoing strong retention. The core performance was highlighted by double-digit growth internationally. Results also reflect strength in executive benefits and pharmacy benefits in NFP, partially offset by lower Talent revenue.

Wealth Solutions Organic revenue growth of 8% reflects strength in Retirement, driven by continued strong demand for advisory related to pension de-risking and the ongoing impact of regulatory changes. Strong growth in Investments was highlighted by double-digit revenue growth in NFP, driven by net asset inflows and market performance.

FOURTH QUARTER 2024 EXPENSE REVIEW

	Three Months Ended December 31,
(millions)	2024	2023	$ Change	% Change
Expenses
Compensation and benefits	$2,120	$1,671	$449	27%
Information technology	142	131	11	8
Premises	84	77	7	9
Depreciation of fixed assets	47	48	(1)	(2)
Amortization and impairment of intangible assets	185	19	166	874
Other general expense	409	521	(112)	(21)
Accelerating Aon United Program expenses	69	129	(60)	(47)
Total operating expenses	$3,056	$2,596	$460	18%

Compensation and benefits expense increased $449 million, or 27%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP and expense associated with 6% organic revenue growth, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense increased $11 million, or 8%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by efficiencies from our Aon Business Services operating platform and savings from Accelerating Aon United restructuring actions.

Premises expense increased $7 million, or 9%, compared to the prior year period, due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by savings from Accelerating Aon United restructuring actions.
Depreciation of fixed assets decreased $1 million, or 2%, compared to the prior year period.
Amortization and impairment of intangible assets increased $166 million, compared to the prior year period due primarily to an increase in intangible assets related to the NFP acquisition.

Other general expense decreased $112 million, or 21%, compared to the prior year period due primarily to a non-recurring charge in connection with certain settlement expenses in the prior year period, partially offset by the inclusion of ongoing operating expenses from NFP and transaction and integration costs.

Accelerating Aon United Restructuring Program expense decreased $60 million compared to the prior year period primarily due to lower costs related to workforce optimization.

FOURTH QUARTER 2024 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and Adjusted operating margin in the fourth quarters of 2024 and 2023, which are also described in detail in "Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share" on page 11 of this press release.

	Three Months Ended December 31,
(millions)	2024	2023	% Change
Revenue	$4,147	$3,375	23%
Expenses	3,056	2,596	18%
Operating income	$1,091	$779	40%
Operating margin	26.3%	23.1%
Adjusted operating income	$1,380	$1,141	21%
Adjusted operating margin	33.3%	33.8%
Operating income increased $312 million, or 40%, and operating margin increased 320 basis points to 26.3%, each compared to the prior year period. Adjusted operating income increased $239 million, or 21%, and Adjusted operating margin decreased 50 basis points to 33.3%, each compared to the prior year period. The increase in adjusted operating income reflects Organic revenue growth, the impact from NFP, and net restructuring savings, partially offset by increased expenses and investments in long-term growth.
Interest income decreased $8 million compared to the prior year period, primarily reflecting lower operating cash balances in countries with high interest rates. Interest expense increased $82 million compared to the prior year period, reflecting an increase in total debt, primarily to fund the purchase of NFP, and higher interest rates.
Other income and adjusted other income were $2 million compared to other expense and adjusted other expense of $58 million in the prior year period, primarily reflecting the favorable net impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and our hedging program.
Net income attributable to Aon shareholders in the fourth quarter increased 44% to $716 million compared to $498 million, in the prior year period. Adjusted net income attributable to Aon shareholders in the fourth quarter increased 23% to $965 million compared to $785 million, in the prior year period.

2024 FULL YEAR SUMMARY
Total revenue in 2024 increased 17% to $15.7 billion compared to the prior year reflecting acquired revenues from NFP and 6% Organic revenue growth.
Net income attributable to Aon shareholders increased to $2.7 billion, or $12.49 per share on a diluted basis, compared to $2.6 billion, or $12.51 per share, in the prior year. Adjusted net income per share increased 10% to $15.60 on a diluted basis, including an unfavorable impact of $0.12 per share from foreign currency translation, compared to $14.14 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 11 of this press release.
During 2024, the Company repurchased approximately 3.1 million class A ordinary shares for approximately $1.0 billion at an average price of $325.56 per share. As of December 31, 2024, the Company had approximately $2.3 billion of remaining authorization under its share repurchase program.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, January 31, 2025 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, "positioned", “should”, “will”, “would” or similar expressions, it is making forward-looking statements.
The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the conflicts in the Middle East; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities; and potential impact of the consummation of the acquisition of NFP on relationships, including with suppliers, customers, employees and regulators.
Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2023 and the risk factors set forth under the headings "Risks Related to Aon and the NFP business after Completion of the Transaction" and "Risks Related to NFP's Business" in Aon's registration statement on Form S-4 filed on April 23, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including Organic revenue growth, free cash flow, free cash flow margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental Organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Nicole Hendry	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenue
Total revenue	$4,147	$3,375	23%	$15,698	$13,376	17%
Expenses
Compensation and benefits	2,120	1,671	27%	8,283	6,902	20%
Information technology	142	131	8%	539	534	1%
Premises	84	77	9%	325	294	11%
Depreciation of fixed assets	47	48	(2)%	183	167	10%
Amortization and impairment of intangible assets	185	19	874%	503	89	465%
Other general expense	409	521	(21)%	1,641	1,470	12%
Accelerating Aon United Program expenses	69	129	(47)%	389	135	188%
Total operating expenses	3,056	2,596	18%	11,863	9,591	24%
Operating income	1,091	779	40%	3,835	3,785	1%
Interest income	4	12	(67)%	67	31	116%
Interest expense	(206)	(124)	66%	(788)	(484)	63%
Other income (expense)	2	(58)	103%	348	(163)	313%
Income before income taxes	891	609	46%	3,462	3,169	9%
Income tax expense (1)	157	102	54%	742	541	37%
Net income	734	507	45%	2,720	2,628	4%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	18	9	100%	66	64	3%
Net income attributable to Aon shareholders	$716	$498	44%	$2,654	$2,564	4%

Basic net income per share attributable to Aon shareholders	$3.31	$2.49	33%	$12.55	$12.60	—%
Diluted net income per share attributable to Aon shareholders	$3.28	$2.47	33%	$12.49	$12.51	—%
Weighted average ordinary shares outstanding - basic	216.6	200.3	8%	211.4	203.5	4%
Weighted average ordinary shares outstanding - diluted	218.3	202.0	8%	212.5	205.0	4%
(1)The effective tax rate was 17.6% and 16.7% for the three months ended December 31, 2024 and 2023, respectively, and 21.4% and 17.1% for the twelve months ended December 31, 2024 and 2023, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2024	2023	2024	2023	2024	2023	2024	2023
Revenue
Total revenue	$2,537	$2,238	$1,612	$1,140	$(2)	$(3)	$4,147	$3,375
Expenses
Compensation and benefits	1,305	1,085	762	530	53	56	2,120	1,671
Information technology	93	94	47	37	2	—	142	131
Premises	54	54	30	23	—	—	84	77
Other expenses (2)	323	453	309	182	78	82	710	717
Total operating expenses	1,775	1,686	1,148	772	133	138	3,056	2,596
Operating income	$762	$552	$464	$368	$(135)	$(141)	$1,091	$779
Operating margin	30.0%	24.7%	28.8%	32.3%			26.3%	23.1%

	Twelve Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2024	2023	2024	2023	2024	2023	2024	2023
Revenue
Total revenue	$10,517	$9,524	$5,209	$3,864	$(28)	$(12)	$15,698	$13,376
Expenses
Compensation and benefits	5,417	4,800	2,739	2,003	127	99	8,283	6,902
Information technology	368	385	168	148	3	1	539	534
Premises	215	204	110	88	—	2	325	294
Other expenses (2)	1,225	1,189	1,049	528	442	144	2,716	1,861
Total operating expenses	7,225	6,578	4,066	2,767	572	246	11,863	9,591
Operating income	$3,292	$2,946	$1,143	$1,097	$(600)	$(258)	$3,835	$3,785
Operating margin	31.3%	30.9%	21.9%	28.4%			24.4%	28.3%
(1)Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to Depreciation of fixed assets, Amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and Other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended December 31,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,186	$1,906	15%	(1)%	—%	10%	6%
Reinsurance Solutions	351	332	6	—	—	—	6
Human Capital Revenue:
Health Solutions	1,070	763	40	(1)	—	36	5
Wealth Solutions	542	377	44	1	—	35	8
Eliminations	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,147	$3,375	23%	(1)%	—%	18%	6%

	Twelve Months Ended December 31,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$7,861	$7,043	12%	—%	—%	7%	5%
Reinsurance Solutions	2,656	2,481	7	—	1	(1)	7
Human Capital Revenue:
Health Solutions	3,335	2,433	37	—	—	31	6
Wealth Solutions	1,874	1,431	31	1	—	23	7
Eliminations	(28)	(12)	N/A	N/A	N/A	N/A	N/A
Total revenue	$15,698	$13,376	17%	—%	—%	11%	6%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2024 and 2023 was $76 million and $78 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2024 and 2023 was $315 million and $274 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flows (Unaudited)

	Twelve Months Ended December 31,
(millions)	2024	2023	% Change
Cash Provided by Operating Activities	$3,035	$3,435	(12)%
Capital Expenditures	(218)	(252)	(13)%
Free Cash Flows (1)	$2,817	$3,183	(11)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2024	2023	2024	2023	2024	2023	2024	2023
Revenue	$2,537	$2,238	$1,612	$1,140	$(2)	$(3)	$4,147	$3,375

Operating income	$762	$552	$464	$368	$(135)	$(141)	$1,091	$779
Amortization and impairment of intangible assets	76	14	109	5	—	—	185	19
Change in the fair value of contingent consideration	—	—	(5)	—	—	—	(5)	—
Accelerating Aon United Program expenses (3)	11	57	1	23	57	49	69	129
Legal settlements (4)	—	197	—	—	—	—	—	197
Transaction and integration costs (5)	6	—	10	—	24	17	40	17
Adjusted operating income	$855	$820	$579	$396	$(54)	$(75)	$1,380	$1,141
Operating margin	30.0%	24.7%	28.8%	32.3%			26.3%	23.1%
Adjusted operating margin	33.7%	36.6%	35.9%	34.7%			33.3%	33.8%

	Twelve Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2024	2023	2024	2023	2024	2023	2024	2023
Revenue	$10,517	$9,524	$5,209	$3,864	$(28)	$(12)	$15,698	$13,376

Operating income	$3,292	$2,946	$1,143	$1,097	$(600)	$(258)	$3,835	$3,785
Amortization and impairment of intangible assets	211	53	292	36	—	—	503	89
Change in the fair value of contingent consideration	6	—	21	—	—	—	27	—
Accelerating Aon United Program expenses (3)	114	57	27	23	248	55	389	135
Legal settlements (4)	—	197	—	—	—	—	—	197
Transaction and integration costs (5)	12	—	53	—	120	17	185	17
Adjusted operating income	$3,635	$3,253	$1,536	$1,156	$(232)	$(186)	$4,939	$4,223
Operating margin	31.3%	30.9%	21.9%	28.4%			24.4%	28.3%
Adjusted operating margin	34.6%	34.2%	29.5%	29.9%			31.5%	31.6%
(1)Certain noteworthy items impacting operating income in 2024 and 2023 are described in this schedule. The items shown with the caption "adjusted" are non-GAAP measures.
(2)Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(4)In the fourth quarter of 2023, Aon recognized actual or anticipated legal settlement expenses in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., primarily in the form of letters of credit from third party banks that are alleged to have been fraudulent. Certain actual or anticipated legal settlement expenses totaling $197 million have been recognized in the fourth quarter of 2023 within the Risk Capital segment, where certain potentially meaningful amounts may be recoverable in future periods.
(5)On April 25, 2024, the Company completed the acquisition of NFP. As part of the acquisition, Aon incurred $40 million and $191 million of transaction and integration costs during the three and twelve months ended December 31, 2024, respectively. Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the acquisition. No transaction costs were recognized for the three months ended December 31, 2024. For the twelve months ended December 31, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt. The NFP Transaction also will result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $40 million and $95 million of integration costs in the three and twelve months ended December 31, 2024, respectively.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2024	2023	% Change	2024	2023	% Change
Adjusted operating income	$1,380	$1,141	21%	$4,939	$4,223	17%
Interest income	4	12	(67)%	67	31	116%
Interest expense	(206)	(124)	66%	(788)	(484)	63%
Other income (expense):
Adjusted other income (expense) - pensions (2)	(14)	(20)	(30)%	(49)	(71)	(31)%
Adjusted other income (expense) - other (3)(4)(5)	16	(38)	142%	62	(65)	195%
Adjusted other income (expense)	2	(58)	103%	13	(136)	110%
Adjusted income before income taxes	1,180	971	22%	4,231	3,634	16%
Adjusted income tax expense (6)	197	177	11%	849	671	27%
Adjusted net income	983	794	24%	3,382	2,963	14%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	18	9	100%	66	64	3%
Adjusted net income attributable to Aon shareholders	965	785	23%	3,316	2,899	14%
Adjusted diluted net income per share attributable to Aon shareholders	$4.42	$3.89	14%	$15.60	$14.14	10%
Weighted average ordinary shares outstanding - diluted	218.3	202.0	8%	212.5	205.0	4%
Effective tax rates (6)
U.S. GAAP	17.6%	16.7%		21.4%	17.1%
Non-GAAP	16.7%	18.2%		20.1%	18.5%
(1)Certain noteworthy items impacting operating income in 2024 and 2023 are described in this schedule. The items shown with the caption "adjusted" are non-GAAP measures.
(2)To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge of $27 million was recognized in the second quarter of 2023, which is excluded from adjusted other income (expense).
(3)For the year ended December 31, 2024, $84 million in gains were recognized related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period.
(4)Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the twelve months ended December 31, 2024.
(5)Adjusted other income (expense) excluded $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain pension and legal settlements, Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain gains from dispositions, certain transaction and integration costs related to the acquisition of NFP, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Consolidated Statements of Financial Position

	As of December 31,
	2024	2023
(millions)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,085	$778
Short-term investments	219	369
Receivables, net	3,803	3,254
Fiduciary assets (1)	17,566	16,307
Other current assets	759	996
Total current assets	23,432	21,704
Goodwill	15,324	8,414
Intangible assets, net	6,618	234
Fixed assets, net	637	638
Operating lease right-of-use assets	711	650
Deferred tax assets	689	1,195
Prepaid pension	556	618
Other non-current assets	998	506
Total assets	$48,965	$33,959

Liabilities, redeemable noncontrolling interests, and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,905	$2,262
Short-term debt and current portion of long-term debt	751	1,204
Fiduciary liabilities	17,566	16,307
Other current liabilities	1,773	1,878
Total current liabilities	22,995	21,651
Long-term debt	16,265	9,995
Non-current operating lease liabilities	685	641
Deferred tax liabilities	319	115
Pension, other postretirement, and postemployment liabilities	1,127	1,225
Other non-current liabilities	1,144	1,074
Total liabilities	42,535	34,701

Redeemable noncontrolling interests	125	—

Equity (deficit)
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2024 - 216.0 ; 2023 - 198.6)	2	2
Additional paid-in capital	13,173	6,944
Accumulated deficit	(2,309)	(3,399)
Accumulated other comprehensive loss	(4,745)	(4,373)
Total Aon shareholders' equity (deficit)	6,121	(826)
Nonredeemable noncontrolling interests	184	84
Total equity (deficit)	6,305	(742)
Total liabilities, redeemable noncontrolling interests and equity (deficit)	$48,965	$33,959
(1)Includes cash and short-term investments of $7.2 billion and $6.9 billion as of December 31, 2024 and 2023, respectively.

Aon plc
Consolidated Statements of Cash Flows

	Year ended December 31,
	2024	2023
(millions)	(unaudited)
Cash flows from operating activities
Net income	$2,720	$2,628
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(337)	(4)
Depreciation of fixed assets	183	167
Amortization and impairment of intangible assets	503	89
Share-based compensation expense	474	438
Deferred income taxes	(311)	(373)
Other, net	(134)	28
Change in assets and liabilities:
Receivables, net	(312)	(188)
Accounts payable and accrued liabilities	393	13
Accelerating Aon United Program liabilities	17	99
Current income taxes	—	174
Pension, other postretirement and postemployment liabilities	(33)	8
Other assets and liabilities	(128)	356
Cash provided by operating activities	3,035	3,435
Cash flows from investing activities
Proceeds from investments	212	76
Purchases of investments	(172)	(67)
Net sales of short-term investments - non fiduciary	151	85
Acquisition of businesses, net of cash and funds held on behalf of clients	(3,506)	(35)
Sale of businesses, net of cash and funds held on behalf of clients	700	5
Capital expenditures	(218)	(252)
Cash used for investing activities	(2,833)	(188)
Cash flows from financing activities
Share repurchase	(1,000)	(2,700)
Proceeds from issuance of shares	79	72
Cash paid for employee taxes on withholding shares	(202)	(241)
Commercial paper issuances, net of repayments	(591)	(27)
Issuance of debt	7,926	744
Repayment of debt	(4,928)	(350)
Increase in fiduciary liabilities, net of fiduciary receivables	280	358
Cash dividends to shareholders	(562)	(489)
Redeemable and non-redeemable noncontrolling interests, and other financing activities	(206)	(232)
Cash provided by (used for) financing activities	796	(2,865)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(387)	264
Net increase in cash and cash equivalents and funds held on behalf of clients	611	646
Cash, cash equivalents and funds held on behalf of clients at beginning of year	7,722	7,076
Cash, cash equivalents and funds held on behalf of clients at end of year	$8,333	$7,722
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,085	$778
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	1	43
Funds held on behalf of clients	7,247	6,901
Total cash and cash equivalents and funds held on behalf of clients	$8,333	$7,722